Exhibit 10.1

January 10, 2022

Alex Teague

952 Concord Avenue

Ventura, CA 93004

Re:	Severance agreement

Dear Alex.

As we have discussed, your employment with the Company will end with the elimination of your position and your decision to retire effective February 1, 2022. The Company does not have a policy requiring severance to departing employees. Nevertheless, we have decided to offer a severance benefit to you as a courtesy, to thank you for your past service and assist you in your transition to your next opportunity. If you wish to accept this severance benefit, you must sign this letter agreement (“Agreement”), which will be effective February 1, 2022, releasing any claims against the Company (as defined below). We do not believe there are any such claims, of course, but we understand that it is simply good business practice to have such an agreement when monetary benefits are offered to an employee.

In exchange for your execution of this severance agreement and compliance with its terms, we will provide you with the following severance benefits:

1.	A severance payment in the amount of Four Hundred and Thirty-One Thousand Six Hundred Dollars and No Cents ($431,600.00), less required taxes and deductions. This payment will be made to you in a lump sum within ninety (90) business days, but not earlier than the 8th day, after you have returned a signed copy of this severance agreement.

2.	We will fully vest Twenty-Three Thousand, Nine Hundred and Ninety-Nine shares of Company stock granted to you through December 31, 2021. All rights regarding such shares shall be subject to the express terms of the Limoneira Company Omnibus Incentive Plan.

3.	You will be given the opportunity to retain your 2015 Chevy Tahoe provided to you by the Company and the vehicle title will be transferred to you within ten (10) business days, but not earlier than the 8th day, after you have returned a signed copy of this severance agreement. You agree to cooperate with the Company to execute or process any documentation or other steps necessary to transfer ownership of the vehicle from the Company to you. You agree to register the vehicle within five (5) days of the transfer of title to you. You agree to obtain insurance for at least the statutory minimums for such vehicle immediately upon the transfer of vehicle title to you.

Alex Teague

January 10, 2022

4.	You will be able to retain possession of your Apple iPhone 12 provided to you by the Company, as well as the cellular telephone number accessed on that phone. To be entitled to retain the phone number, you must port the number to a personal account within ten (10) business days, but not earlier than the 8th day, after you have returned a signed copy of this severance agreement. The Company agrees to cooperate with completing any documentation or confirmation necessary to release the number from the Company’s account to your personal account. You may not retain any Company information on that phone and must return and/or delete the originals and all copies of any Company information within five (5) days of your last day of employment.

5.	You will be able to retain possession of your Microsoft Surface Pro laptop provided to you by the Company. You may not retain any Company information on that laptop and must return and/or delete the originals and all copies of any Company information within five (5) days of your last day of employment.

You will be solely responsible for any additional state or federal taxes due on each of the severance benefits provided to you. You agree to indemnify and hold the Company harmless for any taxes, penalties, costs, fees or damages arising out of any failure to pay your required state or federal taxes on these severance benefits.

As a condition of receiving the severance benefits referenced herein, you must agree to release us from any and all claims you have, may have, or believe you may have. As part of this release, therefore, you are giving to Limoneira and its related entities and all owners, directors, officers, management, employees, contractors, successors, assigns, affiliates and all other agents and representatives, (collectively, “Company”), a full and final release in severance of any and all claims or charges relating in any way to your employment through the date of your execution of this severance agreement.

Alex Teague

January 10, 2022

This includes, without limitation, any and all claims, charges, damages, demands and causes of action, known or unknown, suspected or unsuspected, that you have or may have against the Company, including without limitation any claims for wages, bonuses, benefits, compensation, penalties, interest, harassment (except as provided by California Code of Civil Procedure Section 1001), discrimination, retaliation, whistleblowing, wrongful termination, libel, slander, defamation, blackballing, trade libel, violation of public policy, civil rights violations, physical or personal injury or damage, emotional distress, fraud, unfair competition, intentional or negligent misrepresentation, worker’s compensation discrimination or retaliation under California Labor Code Section 132a, claims arising out of an express or implied contract, and claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1966, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act, the Genetic Information Nondiscrimination Act, the United States Constitution, the Family Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act (ADEA), the Older Workers’ Benefit Protection Act, the California Fair Employment & Housing Act, the California Family Rights Act, the California Private Attorneys General Act, the California Industrial Welfare Commission Orders, the California Civil Code, the California Constitution, the California Business & Professions Code, the California Government Code, the California Labor Code, any administrative claims waivable by law, and any and all other federal, state, and local law claims as well as damages arising from any civil or administrative claims, whether statutory or common law.

This agreement does not waive any claims arising under the ADEA after your execution of this Agreement. It does not waive any claims which cannot be released by law. Nothing in this Agreement prohibits you from filing an administrative charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency. However, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.

By signing this severance agreement, you are waiving all rights and benefits you may have under the provisions of section 1542 of the California Civil Code, which provides in part:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her severance with the debtor or released party.

This means that if you later discover any facts which are different from what you understood to be true at the time you signed this agreement, or become aware of any potential claim you have or may have against the Company, you will still be barred from pursuing any released claims against the Company. You agree that you understand this release and your express waiver of section 1542.

Alex Teague

January 10, 2022

The Company does not believe that any additional amounts would be owed to you, other than what has already been provided to you.  By signing this severance agreement, you agree that the severance payment is sufficient to compensate you for any and all amounts due or allegedly due to you through the date on which you sign this Agreement. You further understand that you are waiving any protection that may exist under Labor Code section 206.5, including the following provision:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

To the extent that you have any claims for overtime, missed meal or rest breaks, or related penalties, if any, the severance payment indicated above is intended to cover such amounts. By signing this severance agreement, you acknowledge your waiver of any such claims.

You agree that all matters covered in this severance agreement, including without limitation any information related to your employment with the Company, and any information related to this severance agreement or the amounts offered or paid to you hereunder, will be kept confidential to the extent permitted by law. This paragraph does not prevent you from disclosing factual information protected by California Civil Code 1001, or information in response to a subpoena or as otherwise required by law. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

You understand that you are required to return all property and information you have received from the Company or as a result of your employment with the Company by no later than your last date of employment. In the event that you discover additional Company property or information in your possession after this date, you agree that you will return it to the Company within three (3) calendar days.

You understand and agree that you are prohibited from using or accessing any of the Company’s trade secrets, confidential and/or proprietary information in order to compete with the Company. You further understand and agree that you are prohibited from using or accessing any of the Company’s trade secrets, confidential and/or proprietary information in order to solicit any of the Company’s employees, vendors, clients or other business relationships to refrain from working with the Company or to work with any entity or person other than the Company. You understand that nothing in this section is intended to prevent you from pursuing or securing alternative employment or business relationships of any kind, provided that you have not used or accessed the Company’s trade secrets, confidential and/or proprietary information to do so.

Alex Teague

January 10, 2022

You are obligated by law to refrain from making defamatory comments about the Company or its personnel to any other person, and you agree that you will not slander, defame, or disparage anyone affiliated with Company at any time, whether in person, through correspondence, on social media or otherwise.

You agree that you will not voluntarily participate in any charge, claim or action of any kind, including without limitation any class action or representative action against the Company. You further agree that you will not solicit or suggest to any other current or former employee of the Company or any third party that any charge, claim or action, including without limitation any class action or representative action, could or should be filed against the Company by any party at any time.

You agree that you have not transferred to any third party any rights you may have regarding the matters addressed in this agreement. You acknowledge that this agreement is binding upon your heirs, assigns, agents and representatives.

You recognize that the Company denies any obligation or liability to you and that this severance offer is given to you merely to assist you in your transition and in exchange for your agreement to release any claims as set forth above. You acknowledge that if any provision of this Agreement is held to be unenforceable, it shall be stricken from the Agreement and the remainder of the Agreement shall be fully enforceable.

You acknowledge that you have received all rights, compensation and benefits due to you from the Company as of your execution of this Agreement, and that the severance benefits offered to you in this Agreement are valuable and sufficient consideration for your agreement to the terms described herein.

This severance offer will remain open to you for a period of twenty-one (21) days. If you wish to accept this severance payment, you must return a signed copy of this severance agreement in an envelope marked “Personal and Confidential” and addressed to Debra Walker, Director of Human Resources, Limoneira, 1141 Cummings Road, Santa Paula, CA 93060, or return the signed copy by email to Debra Walker at dwalker@limoneira.com, at any time before the expiration of that time period.

Alex Teague

January 10, 2022

Once you have returned a signed copy of this Agreement, you may revoke your signature within seven (7) days thereafter. If you wish to revoke your signature, you must provide written notice of revocation in an envelope marked “Personal and Confidential” and addressed to Debra Walker, Director of Human Resources, Limoneira, 1141 Cummings Road, Santa Paula, CA 93060, or by email to Debra Walker at dwalker@limoneira.com.

Your severance benefits will be paid to you no later than ninety (90) business days, but not earlier than the eighth day after you have returned your signed agreement. If you do not sign this severance agreement, or if you sign and then revoke this Agreement, you will not receive the severance payment referenced in this Agreement.

We appreciate your past service to the Company, and wish you the best in your future endeavors.

Effective: February 1, 2022	LIMONEIRA
	By:	/s/ Harold S. Edwards

	Title:	CEO

Alex Teague

January 10, 2022

EMPLOYEE ACKNOWLEDGEMENT:

I UNDERSTAND AND AGREE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS SEVERANCE AGREEMENT AND KNOWINGLY AND VOLUNTARILY RELEASE ANY CLAIMS THAT I MAY HAVE AGAINST THE COMPANY (AS DEFINED IN THE AGREEMENT ABOVE) IN EXCHANGE FOR THE SEVERANCE BENEFITS SPECIFIED IN THIS LETTER. I AGREE THAT THE BENEFITS PROVIDED TO ME HEREIN ARE VALUABLE AND SUFFICIENT CONSIDERATION FOR MY AGREEMENT TO THE TERMS OF THIS SEVERANCE AGREEMENT.

I UNDERSTAND THAT I HAVE BEEN GIVEN TWENTY-ONE (21) DAYS IN WHICH TO REVIEW THIS AGREEMENT BEFORE SIGNING IT. I FURTHER UNDERSTAND THAT I MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS AFTER I HAVE SIGNED IT BY PROVIDING WRITTEN NOTICE AS SPECIFIED IN THE AGREEMENT. I UNDERSTAND THAT IF I DO NOT SIGN THIS AGREEMENT, OR IF I SIGN AND THEN REVOKE THIS AGREEMENT, I WILL NOT RECEIVE THE SEVERANCE BENEFITS PROVIDED IN THIS AGREEMENT.

I UNDERSTAND THAT I HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY AT MY OWN EXPENSE BEFORE SIGNING THIS AGREEMENT AND THAT I MAY VOLUNTARILY WAIVE THAT RIGHT.

I ACKNOWLEDGE THAT I AM SIGNING THIS AGREEMENT WITH FULL UNDERSTANDING OF ITS CONTENTS, INCLUDING THE TERMS OF THE GENERAL RELEASES CONTAINED HEREIN, AND THAT I AM VOLUNTARILY AND KNOWINGLY EXECUTING THIS AGREEMENT IN EXCHANGE FOR THE CONSIDERATION AND BENEFITS PROVIDED TO ME IN THIS AGREEMENT.

/s/ Alex Teague

DATED: January 12, 2022